Exhibit 99.2

LP Announces Commencement of Tender Offer for Any and All of its 7.500% Senior Notes Due 2020

Nashville, Tennessee, September 7, 2016. Louisiana-Pacific Corporation (“LP”) (NYSE:LPX) today announced that it has commenced a cash tender offer for any and all of its outstanding 7.500% senior notes due 2020 (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, each dated September 7, 2016.
The tender offer is scheduled to expire at 5:00 p.m., New York City time, on September 13, 2016 unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the tender agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive in cash $1,041.75 for each $1,000 principal amount of Notes that are accepted by LP for purchase in the tender offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be September 14, 2016.
Certain information regarding the Notes and the terms of the tender offer is summarized in the table below.

Title of Security	Outstanding Principal Amount	CUSIP No./ISIN	Purchase Price Per $1,000 Principal Amount
7.500% Senior Notes due 2020	$350,000,000	546347 AH8/ US546347AH88	$1,041.75

Tendered Notes may be validly withdrawn at any time (i) at or prior to the earlier of (x) the Expiration Time and (y) in the event that the tender offer is extended, the tenth business day after commencement of the tender offer, and (ii) after the 60th business day after the commencement of the tender offer if for any reason the tender offer has not been consummated within 60 business days after commencement. LP reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.
The tender offer is subject to the satisfaction or waiver of certain conditions, including the consummation of one or more debt financing transactions. If any Notes remain outstanding after the consummation of the tender offer, LP intends to deliver a notice of redemption in order to redeem such Notes in accordance with the terms and conditions set forth in the indenture governing the Notes.
LP has engaged BofA Merrill Lynch to act as dealer manager in connection with the tender offer, and has appointed D.F. King & Co., Inc. (“D.F. King”) to serve as the tender agent and information agent for the tender offer.
Questions regarding the tender offer should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 386-6026 (collect). Requests for documents should be directed to D.F. King at (212) 269-5550 (banks and brokers) or (800) 290-6429 (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery. These documents are available at www.dfking.com/lpx and may also be obtained by contacting D.F. King by telephone.
None of LP, its board of directors, the dealer manager, D.F. King or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell the Notes or any other securities. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal and notice of guaranteed delivery, which set forth the complete terms of the tender offer. Any offers of concurrently offered debt securities will be made only by means of a private offering memorandum.
About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.
Forward-Looking Statements
This news release contains statements concerning LP’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, our ability to successfully complete the debt financing that is a condition to the tender offer for the Notes; the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company's products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.